UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):          December 31, 2011

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-10786	45-3117900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17988 Edison Avenue, Chesterfield, Missouri	63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number,
including area code                                                                          (636) 530-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Aegion Corporation (the “Company”) and Holly S. Sharp, Vice President, Human Resources & Environmental, Health, and Safety, entered into an Employee Separation Agreement and Release (the “Separation Agreement”), relating to the terms of Ms. Sharp’s resignation from the Company, effective December 31, 2011.  Pursuant to the Separation Agreement, Ms. Sharp will receive an aggregate cash payment of $39,483.33 payable in equal semi-monthly installments (the “Severance Payment”). The Severance Payment will be paid by the Company in consideration of certain representations, warranties, covenants and agreements made by Ms. Sharp, including, but not limited to, covenants of confidentiality, non-solicitation and non-competition.

To the extent Ms. Sharp has outstanding stock options and restricted stock of the Company, Ms. Sharp’s resignation is deemed to be a termination by the Company without cause for purposes of the award agreements.

For the months of January and February 2012, if Ms. Sharp elects to continue health and medical benefits under COBRA, the Company shall pay that portion of Ms. Sharp’s health and medical costs that the Company would have paid had Ms. Sharp remained an employee.  Thereafter, Ms. Sharp shall be responsible for all COBRA costs.

The foregoing description of the Separation Agreement is qualified in their entirety by reference to the Separation Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
	(d)	The following exhibits are filed as part of this report:

Exhibit Number	Description
10.1	Employee Separation Agreement and Release, effective December 31, 2011

*           *           *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEGION CORPORATION

By:	/s/ David F. Morris
David F. Morris
Senior Vice President, General Counsel
and Chief Administrative Officer

Date:  January 3, 2012

INDEX TO EXHIBITS

These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

Exhibit	Description
10.1	Employee Separation Agreement and Release, effective December 31, 2011